                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                        (405) 848-8000, EXT. 232

FOR IMMEDIATE RELEASE                            TOM PRICE, JR., VICE PRESIDENT-
MAY 11, 1998                                               CORPORATE DEVELOPMENT
                                                        (405) 848-8000, EXT. 257


                      CHESAPEAKE ENERGY CORPORATION REPORTS
                           FIRST QUARTER 1998 RESULTS

OKLAHOMA CITY, OKLAHOMA, MAY 11, 1998 -- Chesapeake Energy Corporation today reported its financial results for the 1998 quarter ended March 31, 1998. For the quarter, Chesapeake reported a net loss of $256.5 million, or $3.19 per common share, on revenue of $77.0 million. This compares to net income of $15.9 million, or $0.22 per common share, on revenue of $83.1 million for the 1997 quarter ended March 31, 1997. A non-cash impairment charge of $250 million was largely responsible for the loss and was caused by the acquisition of Hugoton Energy Corporation using the purchase method of accounting and by a significant decline in oil and natural gas prices since December 31, 1997.

                     PRODUCTION VOLUMES REACH RECORD LEVELS

In the 1998 first quarter, Chesapeake produced 1.2 million barrels of oil (bo) and 15.9 billion cubic feet of natural gas (bcf), or 23.0 billion cubic feet of natural gas equivalent (bcfe), an increase of 12% compared to the 20.5 bcfe produced in the 1997 first quarter. Average prices received were $2.06 per thousand cubic feet of natural gas (mcf) and $14.84 per bo for a natural gas equivalent (mcfe) price of $2.19, significantly lower than the average prices of $21.55 per bo, $2.55 per mcf, and $2.79 per mcfe received in last year's first quarter.

                           ACQUISITION PROGRAM UPDATE

During the first quarter, Chesapeake closed the following acquisitions:

     o Ranger Oil Limited: In January, Chesapeake paid $48 million to acquire 54 bcfe of estimated proved reserves (100% natural gas), 160,000 net acres of undeveloped leasehold and other assets in the Helmet area of northeast British Columbia. Ranger and Chesapeake also formed a 60/40 area of mutual interest covering 3.2 million acres in Helmet. This acquisition, along with Chesapeake's subsequent Sunoma acquisition, established a third core area to complement Chesapeake's existing Mid-Continent and Austin Chalk core areas.

     o EnerVest Management Company, L.L.C.: Also in January, Chesapeake paid $38 million to acquire 43 bcfe of estimated proved reserves (90% natural gas) located in the Anadarko Basin portion of Chesapeake's Mid-Continent region. The properties are located in close proximity to the AnSon properties acquired by Chesapeake in December 1997. A drilling program is already underway to further exploit the integrated AnSon/EnerVest properties.

     o Hugoton Energy Corporation: In March, Chesapeake issued $206 million in common stock (25.8 million shares at November's price of approximately $8.00 per share) and assumed $120 million of Hugoton's debt for total consideration of $326 million to acquire 246 bcfe of estimated proved reserves (76% natural gas). The Hugoton properties contain numerous undeveloped locations and Chesapeake's drilling program is already underway to further develop these assets.

Since the end of the first quarter, Chesapeake closed the following acquisitions, none of which were included in the company's first quarter results:

     o Sunoma Energy Corporation: On April 27, Chesapeake paid $33 million to acquire 42 bcfe (98% natural gas) of estimated proved reserves from privately-held Sunoma. The Sunoma properties are located in the Helmet area of northeast British Columbia, in generally the same wellbores where Chesapeake earlier acquired 54 bcfe from Ranger. Chesapeake is now on average the largest working interest owner in these wellbores and expects to initiate a more active winter 1998 drilling program in Helmet.

     o Gothic Energy Corporation: Also on April 27, Chesapeake closed its innovative transaction with Gothic whereby Chesapeake paid Gothic $70 million to acquire: i) 52 bcfe of proved reserves (98% natural gas),
          ii) $50 million of 12% convertible preferred stock, iii) ten-year warrants to acquire 2.4 million shares of Gothic's common stock for $0.01 per common share, and iv) the right to participate with up to a 50% interest in all of Gothic's drilling and acquisition activities during the next five years.

     o DLB Oil and Gas, Inc.: On April 28, Chesapeake paid $17.5 million, assumed $85 million of DLB's debt, and issued $30 million in common stock (5.0 million shares) to acquire 110 bcfe of estimated proved reserves (64% natural gas). The DLB properties are concentrated in Chesapeake's existing fields in southern Oklahoma and in close proximity to Hugoton's assets in northwestern Oklahoma. Chesapeake's developmental drilling program to further exploit the consolidated DLB and Hugoton assets is underway.

     o MC Panhandle Corp.: On April 30, Chesapeake paid $100 million to acquire 108 bcfe of estimated proved reserves (100% natural gas). The properties of MC Panhandle, a wholly owned subsidiary of Occidental Petroleum Corporation, are located in the prolific West Panhandle Field in the Texas Panhandle. These properties are located near Hugoton's Texas Panhandle assets, which were acquired by Hugoton from Occidental in 1992. Developmental drilling is scheduled for this area later in 1998.

As a result of these acquisitions and Chesapeake's first quarter drilling results, the company's estimated proved reserves are now approximately 1,200 bcfe, of which 80% are natural gas. Based on estimated 1998 production of 130-135 bcfe, the company's reserve life has been extended to approximately nine years.

                    HUGOTON ACQUISITION AND LOWER OIL AND GAS
                         PRICES CAUSE IMPAIRMENT CHARGE

During the quarter, Chesapeake incurred a non-cash charge for impairment of oil and gas properties of $250 million. The primary reason for this impairment charge was the March 1998 completion of the Hugoton acquisition, which was accounted for using the purchase method of accounting. The Hugoton purchase price of $326 million, established in November 1997 based on Chesapeake's common stock price of approximately $8.00 per share, was almost entirely allocated to proved reserves. Based on oil and gas prices as of March 31, 1998, the SEC PV-10 of these reserves was approximately $170 million requiring a non-cash writedown of approximately $150 million.

The SEC PV-10 value of the Hugoton reserves and Chesapeake's other long-lived reserves are highly sensitive to changes in commodity prices. For example, Hugoton's SEC PV-10 was $464 million at December 31, 1996 but dropped to $170 million at March 31, 1998 due primarily to changes in oil and gas prices. The company believes its acquisition price (using Chesapeake's stock price at closing) of approximately $1.10 per Mcfe for Hugoton's proved reserves is very attractive and is more reflective of the intrinsic value of long-lived gas reserves than the arbitrary March 31, 1998 SEC PV-10 value of $0.70 per mcfe required by full cost accounting.

Additionally, the sharp decline in oil prices from $17.62 per barrel and gas prices from $2.29 per mcf at December 31, 1997 to $13.92 per barrel and $2.01 per mcf at March 31, 1998 contributed to the remainder of the full cost ceiling impairment charge.

                   $730 MILLION SECURITIES OFFERINGS COMPLETED

During the month of April, Chesapeake completed the sale of $230 million of 7.0% convertible preferred stock and $500 million of 9.625% senior notes. The company used $100 million of the proceeds to retire its 10.5% senior notes issued in 1995, $170 million to eliminate its bank borrowings, $345 million to complete pending acquisitions, $18 million for fees and expenses associated with the financing transactions, and $97 million to increase working capital. The company's average interest rate on its senior notes is now 9.1%, the average maturity is 8 years, and none of the notes mature before 2004.

                                OPERATIONS UPDATE

Chesapeake has focused its operations in approximately 25 fields located in three key natural gas producing areas of North America.

Mid-Continent Region: In the Mid-Continent region, where approximately 72% of Chesapeake's proved reserves are located, the company is currently utilizing nine rigs to develop its properties in the Caddo-Springer, Sholem Alechem, Knox, and Golden Trend fields of Southern Oklahoma, the Arkoma and Anadarko Basins, and the Sahara District area of the Anadarko Basin Shelf. Recent important wells include the following:

     o Maurer 1-21: Chesapeake's first deep Simpson test drilled in the Golden Trend with newly acquired 3-D seismic information, the Maurer 1-21 was completed in April for 320 bo and 850 mcf per day. The company's deep Simpson 3-D program is targeting per-well reserves of 2.5-5.0 bcfe at a cost of approximately $1.7 million.

     o Christine 1-2: The fourth successful well in Chesapeake's deep Spiro 3-D seismic drilling program in the South Panola Field of the Arkoma Basin, the Christine 1-2 was completed in March for 5,500 mcf per day. The company plans to drill 2 or 3 additional deep Spiro wells in 1998, targeting per-well reserves of 5.0-10.0 bcfe at a cost of approximately $3.0 million.

     o Black 7-3: Drilled on Hugoton's Mesa Limited Partnership deep rights acreage in the Hugoton Field in Kansas, the Black 7-3 was completed in April for 4,400 mcfe per day. Although this well is much better than expected, target reserves for the area are approximately 0.5-1.0 bcfe and well costs average $300,000. Chesapeake has an active drilling program based on 3-D seismic planned for this area in 1998 with Occidental as the company's 50% partner.

     o Walker 4-15: Chesapeake's initial well drilled in its Sahara District of the Anadarko Basin Shelf area of northwest Oklahoma, the Walker 4-15 was drilled to 6,270 feet and completed in April for 90 bo and 1,800 mcf per day. Chesapeake has an active drilling program planned for its Sahara District in 1998, targeting per-well reserves of 0.5-2.0 bcfe from 5,000 to 7,000 feet with well costs averaging $300,000. The Sahara District was established by integrating DLB and Hugoton's assets in northwest Oklahoma.

Austin Chalk Region: In the Giddings Field portion of the Texas Austin Chalk region, Chesapeake has reduced its activity to one rig in Independence and one rig in the Navasota River/South Brookeland areas. In the Louisiana portion of the Trend, the company is utilizing two rigs to selectively develop its Masters Creek and St. Landry leasehold. Recent notable wells include the following:

     o Anderson-Hill 1-H: Completed in April, the Anderson-Hill 1-H is producing approximately 15,000 mcfe per day in the Navasota River area. The Anderson-Hill was a re-entry and extension of another operator's horizontal wellbore in the Austin Chalk.

     o Clark 23-1H: Completed in January and connected to a pipeline in April, the Clark 23 has averaged 1,900 bo and 3,400 mcf per day during its first two weeks of production. This well is the company's first completion in the St. Landry area of the Louisiana Trend, where Chesapeake owns approximately 35% of the 20,000 prospective leasehold acres near the Clark 23 well.

     o Lyles 10-1H: Completed in April, the Lyles 10 has averaged 1,300 bo and 7,300 mcf during its first 35 days of production. Located in the Cheneyville area on the eastern side of Masters Creek, the Lyles 10 offsets Chesapeake's Johnson 12, which has produced approximately 300,000 bo and 1.0 bcf during its first seven months of production.

     o Eastin 8-1H: Completed in April and recently connected to a sales line, the Eastin 8 is producing 1,650 bo and 11,000 mcf of natural gas per day and is an offset to the Lyles 10. Chesapeake has identified an additional five drillsites in the Cheneyville area that can be developed during the next two years.

     o Triple R 20-1H: Completed in April and expected to begin producing in late May, the Triple R 20 has tested as Chesapeake's best well drilled to date in the Louisiana Trend. Completed for 2,500 bo and 10,000 mcf per day, the Triple R 20 is located in the western portion of the Masters Creek area. Together with several equally prolific wells recently completed by Sonat and Union Pacific, the Triple R 20 appears to further delineate a new trend in Masters Creek where the company has significant interest in approximately 20 drillsites.

Although Chesapeake has significantly reduced its activities in the Austin Chalk Trend and Austin Chalk reserves account for only 18% of the company's estimated proved reserve base, management believes these recent completions clearly demonstrate the upside potential of the company's undeveloped assets in the Louisiana Trend. As a result of greater well control provided by the over 100 wells now completed in the Louisiana Trend (compared to seven wells two years ago and 23 wells one year ago), Chesapeake believes its refocused Louisiana Trend drilling program can deliver consistently successful results from the Austin Chalk in 1998.

Additionally in Louisiana, Chesapeake will commence drilling operations in the next 30 days on its first two 3-D seismically delineated deep Tuscaloosa tests. The company's geoscientists have identified approximately 25 Tuscaloosa drillsites, targeting reserves of 10-15 bcfe per well.

Western Canada Region: The location of approximately 8% of the company's estimated proved reserves, Western Canada will continue to increase in importance as Chesapeake pursues a growth strategy focused on developing natural gas reserves in the Helmet area of northeast British Columbia and in the Rocky Mountain foothills area along the Alberta/British Columbia border.

During its inaugural winter drilling program in the first quarter, Chesapeake participated in 3.8 net successful wells in the Helmet area, adding an approximate 13.5 net bcfe of proved producing reserves at a cost of $0.50 per mcfe.

                               MANAGEMENT SUMMARY

Chesapeake's Chairman and Chief Executive Officer, Aubrey K. McClendon, commented, "Although we are greatly disappointed that our company was not profitable during the first quarter, we set the stage for the future growth of Chesapeake by revising our business strategy and strengthening our asset base by acquiring over 700 bcfe of high-quality, long-lived natural gas reserves. Further, we have successfully reduced the size and risk profile of our drilling program and are also well on our way to effectively and efficiently integrating the assets acquired during the past six months into our existing operations.

We are determined to return to the level of success expected by our shareholders and generated by the company prior to the past 12 months. Our recently completed acquisitions, combined with the company's high-potential drilling projects in Louisiana, Texas, Oklahoma, New Mexico and western Canada, provide numerous opportunities for Chesapeake to increase shareholder value by successfully executing the following strategy:

     o focus on lower-risk development drilling and acquisitions of long life natural gas reserves in the Mid-Continent;

     o    develop a significant Canadian asset base focused on natural gas;

     o continue to selectively develop Austin Chalk properties in Texas and Louisiana, but at a reduced pace from 1997 and 1996;

     o    deliver high impact results from the company's exploration program;
          and

     o continue to create innovative joint venture arrangements in existing core areas or in new areas.

We believe the company's large and well-positioned 1,200 bcfe of proved reserves, 80% orientation toward natural gas, and lower risk drilling strategy will deliver significantly improved results to Chesapeake's shareholders in 1998 and beyond."

Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's internet address is http://www.chesapeake-energy.com.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the six-month transition period ended December 31, 1997.




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

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                       ($ IN 000'S, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

----------------------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED:                                                   MARCH 31, 1998                  MARCH 31, 1997
----------------------------------------------------------------------------------------------------------------------------
                                                                     $            $/MCFE            $               $/MCFE
                                                                 ----------      ----------      ----------       ----------
REVENUES:
   Oil and gas sales                                                 50,241            2.19          57,399             2.79
   Oil and gas marketing sales                                       26,524            1.15          22,410             1.09
   Interest and other                                                   224            0.01           3,277             0.16
                                                                 ----------      ----------      ----------       ----------
     Total revenues                                                  76,989            3.35          83,086             4.04
                                                                 ----------      ----------      ----------       ----------
EXPENSES:
   Production expenses and taxes                                      9,438            0.41           4,308             0.21
   Oil and gas marketing expenses                                    26,261            1.14          21,747             1.06
   Impairment of oil and gas properties                             250,000           10.89              --               --
   Depreciation, depletion, and amortization
     of oil and gas properties                                       31,342            1.36          24,663             1.20
   Depreciation and amortization of other assets                      1,380            0.06             873             0.04
   General and administrative                                         4,380            0.19           2,481             0.12
   Interest                                                          10,688            0.47           3,654             0.18
                                                                 ----------      ----------      ----------       ----------
     Total expenses                                                 333,489           14.52          57,726             2.81
                                                                 ----------      ----------      ----------       ----------

INCOME (LOSS) BEFORE INCOME TAXES
   AND EXTRAORDINARY ITEM                                          (256,500)         (11.17)         25,360             1.23
PROVISION (BENEFIT) FOR INCOME TAXES                                     --              --           9,255             0.45
                                                                 ----------      ----------      ----------       ----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                            (256,500)         (11.17)         16,105             0.78

EXTRAORDINARY ITEM:
   Loss on early extinguishment of debt, net of
     applicable income tax of $101                                       --              --            (177)              --
                                                                 ----------      ----------      ----------       ----------

NET INCOME (LOSS)                                                  (256,500)         (11.17)         15,928             0.78
                                                                 ==========      ==========      ==========       ==========

                                                                 ----------      ----------      ----------       ----------
EARNINGS (LOSS) PER COMMON SHARE (BASIC):
     INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                          (3.19)             --            0.23               --
     EXTRAORDINARY ITEM                                                  --              --              --               --
                                                                 ----------      ----------      ----------       ----------
     NET INCOME (LOSS)                                                (3.19)             --            0.23               --
                                                                 ==========      ==========      ==========       ==========

EARNINGS (LOSS) PER COMMON SHARE
   (ASSUMING DILUTION):
     INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                          (3.19)             --            0.22               --
     EXTRAORDINARY ITEM                                                  --              --              --               --
                                                                 ----------      ----------      ----------       ----------
     NET INCOME (LOSS)                                                (3.19)             --            0.22               --
                                                                 ==========      ==========      ==========       ==========

AVERAGE COMMON SHARES AND COMMON
   EQUIVALENT SHARES OUTSTANDING
     BASIC                                                           80,330              --          69,534               --
     ASSUMING DILUTION                                               80,330              --          73,493               --
                                                                 ==========      ==========      ==========       ==========

CASH FLOW FROM OPERATING ACTIVITIES (1)                              26,222            1.14          50,896             2.48
                                                                 ==========      ==========      ==========       ==========

THOUSANDS OF BARRELS OF OIL (MBBL):                                   1,176      +       47%            801
MILLIONS OF CUBIC FEET OF GAS (MMCF):                                15,907      +        1%         15,742
MILLIONS OF CUBIC FEET OF GAS EQUIVALENTS (MMCFE):                   22,963      +       12%         20,548

AVERAGE PRICE/BARREL                                             $    14.84      --      31%     $    21.55
AVERAGE PRICE/MCF                                                $     2.06      --      19%     $     2.55
AVERAGE GAS EQUIVALENT PRICE/MCFE                                $     2.19      --      22%     $     2.79
----------------------------------------------------------------------------------------------------------------------------

(1) Income (loss) before extraordinary item, depreciation, depletion and amortization, income tax, and impairment of oil and gas properties.



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

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
                      SUMMARIZED CONSOLIDATED BALANCE SHEET
                                  ($ IN 000'S)
                                   (UNAUDITED)

-------------------------------------------------------------------------------------------------------------------
                                                                                          MARCH 31,     DECEMBER 31,
                                                                                             1998           1997
-------------------------------------------------------------------------------------------------------------------
Current assets                                                                            $  110,512     $  217,721
Property and equipment                                                                       896,150        679,187
Other assets                                                                                  58,673         55,876

                                                                                          ----------     ----------
     TOTAL ASSETS                                                                         $1,065,335     $  952,784
                                                                                          ==========     ==========

Current liabilities                                                                       $  179,674     $  153,480
Long-term liabilities                                                                        664,564        519,098
Stockholders' equity                                                                         221,097        280,206

                                                                                          ----------     ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $1,065,335     $  952,784
                                                                                          ==========     ==========
-------------------------------------------------------------------------------------------------------------------





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